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                                                                   EXHIBIT 23.7

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Applied Power Inc. and ZERO Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Applied Power Inc. and to the incorporation by reference therein of our report dated March 23, 1998, on the consolidated financial statements of VERO Group plc as at December 31, 1997, and for the year then ended included in the Amended Report (Form 8-K/A) of Applied Power Inc. dated June 30, 1998, filed with the Securities and Exchange Commission.

                                                               Ernst & Young
                                                          Chartered Accountants
Southampton, England
June 30, 1998